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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Newfield Exploration Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEWFIELD EXPLORATION COMPANY
Houston, Texas
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 5, 2005
      To the Stockholders of Newfield Exploration Company:
      The 2005 Annual Meeting of Stockholders (the “Annual Meeting”) of Newfield Exploration Company (the “Company”) will be held at 11:00 a.m., Central Daylight Time, on Thursday, May 5, 2005, in the Joe B. Foster Employee Communications Room, fourth floor, 363 N. Sam Houston Parkway E., Houston, Texas, for the following purposes:

(1) to elect thirteen directors to serve until the 2006 Annual Meeting of Stockholders;

(2) to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the year ending December 31, 2005; and

(3) to transact such other business as may properly come before such meeting or any adjournment(s) thereof.
      The close of business on March 14, 2005, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.
      You are cordially invited to attend the Annual Meeting.

By order of the Board of Directors,

Terry W. Rathert
Secretary
March 24, 2005
YOUR VOTE IS IMPORTANT
You are urged to vote your shares via the Internet, our toll-free telephone number or by signing, dating and promptly returning your proxy in the enclosed envelope.

NEWFIELD EXPLORATION COMPANY
363 N. Sam Houston Parkway E.
Suite 2020
Houston, Texas 77060
(281) 847-6000
www.newfld.com
PROXY STATEMENT
For the 2005 Annual Meeting of Stockholders
      This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Newfield Exploration Company to be voted at Newfield’s Annual Meeting of Stockholders to be held at 11:00 a.m., Central Daylight Time, on May 5, 2005, in the Joe B. Foster Employee Communications Room, fourth floor, 363 N. Sam Houston Parkway E., Houston, Texas or at any adjournment(s) thereof. This proxy statement and the form of proxy/voting instruction card will be first mailed, given or otherwise made available to stockholders on or about March 25, 2005.
ABOUT THE MEETING
What is the purpose of the meeting?
      At the meeting, holders of our common stock will act upon the matters described in the foregoing notice of the meeting — the election of thirteen directors and the ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants for the year ending December 31, 2005 and to transact such other business as may properly come before the meeting or any adjournment(s) thereof.
Am I entitled to vote at the meeting?
      Only stockholders of record on March 14, 2005, the record date for the meeting, are entitled to receive notice of and to vote at the meeting.
What are my voting rights as a stockholder?
      Stockholders are entitled to one vote for each share of our common stock that they owned as of the record date. Stockholders may not cumulate their votes in the election of directors.
How do I vote?
      Stockholders may vote at the meeting in person or by proxy. Proxies validly delivered by stockholders (by Internet, telephone or mail as described below) and received by us prior to the meeting will be voted in accordance with the instructions contained therein. If a stockholder’s proxy/voting instruction card gives no instructions, it will be voted in accordance with the recommendation of our Board of Directors.
      There are three ways to vote by proxy:

•	By Internet: Visit the website http://www.voteproxy.com and follow the on-screen instructions. To vote your shares, you must use the control number printed on your proxy/voting instruction card. Website voting is available 24 hours a day, seven days a week, and will be accessible UNTIL 11:59 p.m., Eastern Daylight Time, on May 4, 2005;

•	By Telephone: Call toll-free 1-800-PROXIES (1-800-776-9437). To vote your shares, you must use the control number printed on your proxy/voting instruction card. Telephone voting is accessible 24 hours a day, seven days a week, UNTIL 11:59 p.m., Eastern Daylight Time, on May 4, 2005; or

•	By Mail: Mark your proxy/voting instruction card, date and sign it, and return it in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy/voting instruction card to Newfield Exploration Company, c/o American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10273-0923.
IF YOU VOTE BY INTERNET OR TELEPHONE, YOU NEED
NOT RETURN YOUR PROXY/ VOTING INSTRUCTION CARD.
Can I change my vote?
      Yes. A stockholder may revoke or change a proxy before the proxy is exercised by filing with our Secretary a notice of revocation, delivering to us a new proxy or by attending the meeting and voting in person. Stockholders who vote by telephone or the Internet may change their votes by re-voting by telephone or the Internet within the time periods listed above. A stockholder’s last timely vote, including via the Internet or telephone, is the one that will be counted.
What constitutes a quorum?
      Stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast must be present at the meeting in person or by proxy to constitute a quorum for the transaction of business. At the close of business on March 14, 2005, the record date, there were 63,108,184 shares of our common stock outstanding.
What are your Board’s recommendations?
      Our Board of Directors recommends a vote “FOR” the election of the thirteen nominees proposed for election as directors and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants for the year ending December 31, 2005. If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.
What vote is required to approve each proposal?
      The thirteen nominees for election as directors who receive the greatest number of votes will be elected directors. Withheld votes and abstentions will have no effect on the outcome of the election.
      Approval of the ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants for 2005 requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote against ratification.
      Under NYSE rules, brokers that do not receive instructions from their customers may still vote with respect to both proposals.
Other Information
      A copy of our annual report for the fiscal year ended December 31, 2004 accompanies this proxy statement. No material contained in our annual report is to be considered a part of the proxy solicitation material.
      We will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of our common stock. The costs of the solicitation will be borne by us.

ITEM 1.
ELECTION OF DIRECTORS
      The Nominating & Corporate Governance Committee of our Board has nominated the thirteen persons named below for election as directors at our 2005 annual meeting of stockholders. If elected, each director will serve until our 2006 annual meeting of stockholders and thereafter until his or her successor has been elected and qualified. Unless instructions to the contrary are given, all properly executed and delivered proxies will be voted for the election of these thirteen nominees as directors. If any nominee is unable to serve, the proxy holders will vote for such other person as may be nominated by the Nominating & Corporate Governance Committee.

Nominees	Principal Occupation and Directorships	Director Since	Age(1)

David A. Trice	Chairman, President and Chief Executive Officer of Newfield; Director, Hornbeck Offshore Services, Inc., Grant Prideco Inc. and New Jersey Resources Corporation	2000	56
David F. Schaible	Executive Vice President-Operations and Acquisitions of Newfield	2002	44
Howard H. Newman	Vice Chairman of Warburg Pincus LLC; Director, ADVO, Inc., Cox Insurance Holdings Plc., Spinnaker Exploration Company and Encore Acquisition Company	1990	57
Thomas G. Ricks	Chief Investment Officer of H&S Ventures L.L.C.	1992	51
C. E. (Chuck) Shultz	Chairman and Chief Executive Officer of Dauntless Energy Inc.; Chairman of Canadian Oil Sands Ltd.; Chairman, Calpine Power Income Fund; Director, Enbridge Inc.	1994	65
Dennis R. Hendrix	Retired Chairman of PanEnergy Corp; Director, Allied Waste Industries, Inc., Duke Energy Corporation and Grant Prideco Inc.	1997	65
Philip J. Burguieres	Chief Executive Officer of EMC Holdings, LLC; Vice Chairman of Houston Texans; Director and Chairman Emeritus, Weatherford International, Inc.	1998	61
John Randolph Kemp III	Retired President, Exploration Production, Americas of Conoco Inc.; Director, Osyka Corporation	2003	60
J. Michael Lacey	Retired Senior Vice President-Exploration and Production of Devon Energy Corporation	2004	59
Joseph H. Netherland	Chairman, President and Chief Executive Officer of FMC Technologies, Inc.	2004	58
J. Terry Strange	Retired Vice Chairman of KPMG, LLP; Director, BearingPoint, Inc., Compass Bancshares, Inc., Group 1 Automotive, Inc. and New Jersey Resources Inc.	2004	61
Pamela J. Gardner	President, Business Operations of Houston McLane Company d/b/a Houston Astros Baseball Club	(2)	48
Juanita F. Romans	Senior Vice President of Memorial Hermann Healthcare System and Chief Executive Officer of Memorial Hermann Hospital	(2)	54

(1)	As of February 28, 2005.

(2)	Not currently a director; nominated for election at our 2005 annual meeting of stockholders.

     On February 9, 2005, Joe B. Foster and Charles W. Duncan, Jr. elected to retire as directors effective as of the close of business on May 4, 2005 and to not stand for reelection at our 2005 annual meeting of stockholders. Also on February 9, 2005, as a result of the corporate policies of her new employer, Claire S. Farley tendered her resignation as a director effective as of the close of business on May 4, 2005 and elected to not stand for reelection at our 2005 annual meeting of stockholders. On February 25, 2005, the Nominating & Corporate Governance Committee of our Board nominated two additional persons, Pamela J. Gardner and Juanita F. Romans, to stand for election as directors at our 2005 annual meeting of stockholders. In connection with the retirements, resignation and additional nominations, the number of directors constituting our Board was decreased from fourteen to thirteen effective as of the close of business on May 4, 2005.
      Each of the director nominees has been engaged in the principal occupation set forth opposite his or her name for the past five years except as follows:
      Mr. Trice was named Chairman of the Board of our company in September 2004.
      Mr. Schaible was promoted from Vice President to Executive Vice President of our company in November 2004.
      Mr. Ricks served as President and Chief Executive Officer of the University of Texas Investment Management Company from March 1996 until he was named to his present position in May 2001.
      Mr. Lacey retired from Devon Energy Corporation in February 2004. Throughout his 15 years with Devon, Mr. Lacey directed Devon’s worldwide exploration and production effort.
      Mr. Netherland was elected President and Chief Executive Officer and a director of FMC Technologies, Inc. in February 2001 and Chairman in December 2001. Mr. Netherland joined FMC in 1973 and has served in management positions throughout the organization.
      Mr. Strange retired from KPMG, LLP in 2002 after a 34-year career with the accounting firm.
      Ms. Gardner was Senior Vice President of Sales and Marketing of the Houston Astros prior to her promotion to her present position in August 2001.
      Ms. Romans was Vice President and Chief Operating Officer of Memorial Hermann Hospital prior to her promotion to her present positions in January 2003. Prior to joining Memorial Herman in May 2001, she was an executive vice president with Evanston Northwestern Healthcare.

Security Ownership of Certain Beneficial Owners and Management
      The following table sets forth beneficial ownership information, unless otherwise indicated, as of February 28, 2005, with respect to (i) each person known by us to own beneficially 5% or more of our outstanding shares of common stock, (ii) each of the named executive officers (see “Executive Compensation”), (iii) each of our directors and the nominees for director and (iv) all of our executive officers and directors and the nominees for director as a group.

	Beneficial Ownership(1)

Name of Beneficial Owner	Shares	Percent

Capital Research and Management Company(2)	4,496,000	7.1%
David A. Trice	316,765	*
David F. Schaible	152,059	*
Elliott Pew	162,210	*
Terry W. Rathert	143,549	*
Lee K. Boothby	37,194	*
Philip J. Burguieres	7,259	*
Charles W. Duncan, Jr.(3)	517,407	*
Claire S. Farley	3,112	*
Joe B. Foster(4)	361,009	*
Dennis R. Hendrix	17,528	*
John Randolph Kemp III	2,254	*
J. Michael Lacey	498	*
Joseph H. Netherland	498	*
Howard H. Newman(5)	86,795	*
Thomas G. Ricks	3,112	*
C. E. Shultz	13,817	*
J. Terry Strange	498	*
Pamela J. Gardner	—	—
Juanita F. Romans	—	—
Executive officers, directors and nominees for director as a group (consisting of 24 persons)	2,115,413	3.3

*	Less than 1%

(1)	Shares are deemed to be “beneficially owned” by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any pecuniary interest in the shares, or if he or she has the right to acquire the power to vote or dispose of the shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. The shares beneficially owned by Messrs. Trice, Schaible, Pew, Rathert, Boothby and Foster include 141,000; 76,000; 77,000; 61,000; 12,800 and 42,000 shares, respectively, that may be acquired by such persons within 60 days through the exercise of stock options. The shares owned by our executive officers, directors and the nominees for director as a group include 550,000 shares that may be acquired by such persons within 60 days through the exercise of stock options.

(2)	All information in the table and in this note with respect to Capital Research and Management Company (CRM) is based solely on the Schedule 13G/ A filed by CRM with the SEC on February 14, 2005. CRM, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 is deemed to be the beneficial owner of all of the indicated shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. CRM has sole dispositive power and no voting power with respect to all of the indicated shares. CRM’s address is 333 South Hope Street, Los Angeles, CA 90071.

(3)	Includes 7,480 shares held by a trust of which Mr. Duncan is the trustee.

(4)	Includes 7,400 shares held by charitable trusts of which Mr. Foster is the trustee, 4,500 shares held by a charitable organization of which Mr. Foster serves as president and a director and 25,000 shares held by the Joe and Harriet Foster Foundation.

(5)	Includes 928 shares held by Warburg, Pincus Ventures, L.P., a Delaware limited partnership (“Ventures”). Warburg, Pincus & Co. (WP&Co.) is the sole general partner of, and Warburg, Pincus LLC (WP LLC) manages, Ventures. Mr. Newman, a director of our company, is a general partner of WP&Co. and a Vice Chairman and member of WP LLC. Mr. Newman disclaims beneficial ownership of these shares.

CORPORATE GOVERNANCE
      Set forth below in question and answer format is a discussion about our corporate governance policies and practices, some of which have been modified since last year’s annual meeting, and other matters relating to our Board and its committees.
General
      Have you adopted corporate governance guidelines?
      Yes, our Board has formally adopted corporate governance guidelines that address such matters as director qualification standards, director responsibilities, board committees, director access to management and independent advisors, director compensation, director orientation and continuing education, chief executive officer evaluation and management succession and performance evaluation of our Board.
      Have you adopted a code of ethics and conduct?
      Yes, our Board has formally adopted a corporate code of business conduct and ethics applicable to our directors, officers and employees. Our corporate code includes a financial code of ethics applicable to our chief executive officer, chief financial officer and controller or chief accounting officer.
      How can I view or obtain copies of your corporate governance materials?
      The guidelines and codes mentioned above as well as the charters for each significant standing committee of our Board are available on our website for viewing and printing. Go to http://www.newfld.com/ Corporate Governance/ Overview. We also will provide stockholders with a free copy of these materials upon request. Requests may be made by mail, telephone or the Internet as follows:

Newfield Exploration Company
Attention: Investor Relations
363 N. Sam Houston Parkway E., Suite 2020
Houston, Texas 77060
(281) 405-4284
http://www.newfld.com/ Investor Relations/ Information Request
Board of Directors
      How many independent directors do you have? How do you determine whether a director is independent?
      Our Board has affirmatively determined that eleven of the thirteen nominees for director are “independent” as that term is defined by NYSE rules. In making this determination, our Board considered transactions and relationships between each director nominee or his or her immediate family and our company and its subsidiaries, including those reported below under “Compensation Committee Interlocks and Insider Participation” and “Interests of Management and Others in Certain Transactions.” The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, the board affirmatively determined based on its understanding of such transactions and relationships that all of the directors nominated for election at the annual meeting are independent of our company under the standards set forth by the NYSE, with the exception of David A. Trice and David F. Schaible, who are management employees of our company. There is no family relationship between any of the nominees for director or between any nominee and any executive officer of our company.

      How many times did your Board meet last year?
      Our Board met in person or by conference telephone six times during 2004.
      Did any of your directors (other than those appointed in November 2004) attend fewer than 75% of the meetings of the Board and their assigned committees during 2004?
      No.
      Do your non-management directors and independent directors meet in executive session?
      Yes, our non-management directors and independent directors meet separately on a regular basis — usually at each regularly scheduled meeting of our Board. Our only non-management director who is not independent is Joe B. Foster. Our corporate governance guidelines provide that our independent directors will meet in executive session at least annually and more frequently as needed at the call of one or more of our independent directors. The guidelines also provide that the presiding director at these meetings will be the chairperson of the Nominating & Corporate Governance Committee or such other person chosen by a vote of the directors participating in the meeting. Dennis R. Hendrix has been the chairperson of the Nominating & Corporate Governance Committee since the first adoption of our corporate governance guidelines. No other director has been chosen as a presiding director at any of these meetings.
      How can interested parties communicate directly with your non-management directors?
      We have established a toll-free Ethics Line so that investors, employees and other interested parties can anonymously report through a third party any practices thought to be in violation of our corporate governance policies. The Ethics Line also can be used to make concerns known to our non-management directors on a direct and confidential basis. The telephone number for the Ethics Line is 1-866-843-8694. Additional information is available on our website at http://www.Newfld.com/ Corporate Governance/ Overview.
      How are your directors compensated?
      Our non-employee directors are currently paid an annual fee of $30,000 and committee chairpersons receive an additional annual fee of $6,000. Non-employee directors also receive a fee of $1,500 per board meeting and committee meeting held on any day on which a board meeting is not held and a fee of $750 for each telephonic board or committee meeting. In addition, non-employee directors are paid a fee of $1,000 for each committee meeting held on the same day as a board meeting if the committee meeting lasts for a substantial period of time. For purposes of annual fees, a new annual period begins on the date of our annual meeting of stockholders and that period ends on the date of our next annual meeting. Our non-employee directors were paid $388,500 in the aggregate in 2004 as compensation for serving as directors. Only non-employee directors are compensated for serving as directors. Non-employee directors also are reimbursed for out-of-pocket expenses incurred to attend board and committee meetings.
      In addition to the fees described above, pursuant to our non-employee director restricted stock plan each of our directors who is in office immediately after an annual meeting of stockholders and who has not been an employee of our company at any time since the beginning of the calendar year preceding the calendar year in which the annual meeting is held receives a number of restricted shares of our common stock determined by dividing $30,000 by the closing sales price of our common stock on the NYSE on the date of the annual meeting (rounded down to nearest whole share). In addition, each eligible non-employee director who is appointed to our Board (not in connection with an annual meeting of stockholders) is granted, effective on the date of appointment, a number of restricted shares of our common stock determined by dividing $30,000 by the closing sales price of our common stock on the NYSE on the date of appointment (rounded down to nearest whole share). With respect to all such grants, the restrictions lapse on the day before the first annual meeting of stockholders following the date of grant. An aggregate of 50,000 restricted shares were initially available for issuance pursuant to our non-employee director plan.
      Each of Messrs. Burguieres, Duncan, Hendrix, Kemp, Newman, Ricks and Shultz and Ms. Farley were granted 571 restricted shares on May 6, 2004, the date of our 2004 annual meeting of stockholders.

In addition, each of Messrs. Lacey, Netherland and Strange were granted 498 restricted shares on November 4, 2004, the date of their appointment to our Board.
Committees
      Does your Board have any standing committees?
      Newfield’s Board of Directors presently has the following significant standing committees:

•	Audit Committee;

•	Compensation & Management Development Committee; and

•	Nominating & Corporate Governance Committee.
Each of these committees is composed entirely of independent directors.
      Has your Board adopted charters for each of these committees? If so, how can I view or obtain copies of them?
      Yes, our Board has adopted a charter for each of these committees. The charters are available on our website for viewing and printing. Go to http://www.newfld.com/ Corporate Governance/ Overview. We also will provide stockholders with a free copy of the charters upon request. See “— General — How can I view or obtain copies of your corporate governance materials?” for information about requesting copies from us.
Audit Committee
      What does the Audit Committee do?
      The primary purpose of the committee is to assist our Board in monitoring:

•	the integrity of our financial statements and reporting processes and systems of internal controls;

•	the qualifications and independence of our independent accountants;

•	the performance of our internal audit function and independent accountants; and

•	our compliance with legal and regulatory requirements.
The Audit Committee also prepares a report each year in conformity with the rules of the SEC for inclusion in our annual proxy statement.
      Who are the members of the committee?
      The committee currently consists of Claire S. Farley, Thomas G. Ricks and J. Terry Strange, with Mr. Ricks serving as chairman. Ms. Farley and Messrs. Newman and Ricks comprised the committee from our 2004 annual meeting of stockholders until Mr. Strange was appointed to our Board and the committee on November 4, 2004. Ms. Farley will not serve on the committee after our 2005 annual meeting of Stockholders. We anticipate that Ms. Gardner and Ms. Romans will be appointed to the committee following the annual meeting. Otherwise, we do not anticipate any significant change in the composition of the committee prior to our 2006 annual meeting of stockholders.
      Does the committee have an audit committee financial expert?
      Yes, our Board has determined that each of Messrs. Ricks and Strange meets the qualifications of an “audit committee financial expert” as defined by the rules promulgated by the SEC.
      How many times did the committee meet last year?
      The committee held eight meetings in person or by conference telephone during 2004.
Compensation & Management Development Committee
      What does the Compensation & Management Development Committee do?
      The purposes of the committee include the following:

•	reviewing, evaluating and approving the compensation of our officers and employees;

•	producing a report on executive compensation each year for inclusion in our annual proxy statement;

•	overseeing the evaluation and development of the management of our company; and

•	overseeing succession planning for our chief executive and other senior executive officers.
      Who are the members of the committee?
      The committee currently consists of Charles W. Duncan, Jr., Dennis R. Hendrix, John Randolph Kemp III, J. Michael Lacey, Joseph H. Netherland and C. E. (Chuck) Shultz, with Mr. Shultz serving as chairman. Messrs. Duncan, Hendrix, Kemp and Shultz comprised the committee from our 2004 annual meeting of stockholders until Messrs. Lacey and Netherland were appointed to our Board and the committee on November 4, 2004. Mr. Duncan will not serve on the committee after our 2005 annual meeting of stockholders. Otherwise, we do not anticipate any significant change in the composition of the committee prior to our 2006 annual meeting of stockholders.
      How many times did the committee meet last year?
      The committee held four meetings in person or by conference telephone during 2004.
Nominating & Corporate Governance Committee
      What does the Nominating & Corporate Governance Committee do?
      The purposes of the committee include the following:

•	advising our Board about appropriate composition of the Board and its committees;

•	evaluating potential or suggested director nominees and identify individuals qualified to be directors;

•	nominating directors for election at our annual meetings of stockholders or for appointment to fill vacancies;

•	recommending to our Board the directors to serve as members of each committee of the Board;

•	recommending to committees the individual members to serve as chairpersons of the committees;

•	approving the compensation structure for all non-employee directors;

•	advising our Board about corporate governance practices, developing and recommending appropriate corporate governance practices and policies and assisting in implementing those practices and policies;

•	overseeing the evaluation of our Board and its committees through an annual performance review; and

•	overseeing the new director orientation program and the continuing education program for all directors.
      Who are the members of the committee?
      The committee currently consists of Philip J. Burguieres, Charles W. Duncan, Jr., Dennis R. Hendrix, Joseph H. Netherland, Howard H. Newman, Thomas G. Ricks and J. Terry Strange, with Mr. Hendrix serving as chairman. Messrs. Burguieres, Duncan, Hendrix, Newman and Ricks comprised the committee from our 2004 annual meeting of stockholders until Messrs. Netherland and Strange were appointed to our Board and the committee on November 4, 2004. Mr. Duncan will not serve on the committee after our 2005 annual meeting of stockholders. We anticipate that Ms. Gardner and Ms. Romans will be appointed to the committee following the annual meeting. Otherwise, we do not anticipate any significant change in the composition of the committee prior to our 2006 annual meeting of stockholders.
      How many times did the committee meet last year?
      The committee held four meetings in person or by conference telephone during 2004.
      What guidelines does the committee follow when considering a director nominee for a position on your Board?
      The committee is responsible for identifying individuals qualified to become directors and for evaluating potential or suggested director nominees. Although the committee has not established written criteria or a set of specific minimum qualifications, our corporate governance guidelines provide that any assessment of a potential director nominee will include the individual’s qualification as independent, as well as consideration of his or her background, ability, judgment, skills and experience in the context of the needs of our Board. The committee is likely to consider whether a prospective nominee has relevant business or financial experience or a specialized expertise.
      Does the committee consider nominees for the Board submitted by stockholders and, if so, what are the procedures for submitting such recommendations?
      Yes, the committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Any such nominations, together with appropriate biographical information, should be submitted to the Chairman of the Nominating & Corporate Governance Committee, c/o Terry W. Rathert, Secretary, Newfield Exploration Company, 363 N. Sam Houston Pkwy. E., Suite 2020, Houston, Texas 77060.

EXECUTIVE COMPENSATION
      The following table sets forth certain information with respect to the compensation of our chief executive officer and each of our four other most highly compensated executive officers (referred to as the “named executive officers”) for the years ended December 31, 2004, 2003 and 2002.
Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards

						Number of
			Bonus		Restricted	Securities
					Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Current(1)	Deferred(2)	Awards(3)	Options	Compensation(4)

David A. Trice	2004	$320,833	$594,000	$1,206,000	$—	—	$37,757
President, Chief Executive Officer	2003	296,233	550,000	550,000	1,634,000	—	30,132
and Chairman of the Board	2002	272,500	385,000	165,000	253,350	40,000	22,070
David F. Schaible	2004	237,500	396,000	804,000	—	—	22,006
Executive Vice President -	2003	222,500	350,000	350,000	980,400	—	20,109
Operations and Acquisitions	2002	208,333	297,500	127,500	337,800	25,000	16,937
Elliott Pew	2004	217,500	297,000	603,000	—	—	19,541
Executive Vice	2003	201,769	350,000	350,000	980,400	—	17,898
President - Exploration	2002	189,167	280,000	120,000	—	20,000	15,403
Terry W. Rathert	2004	227,500	297,000	603,000	—	—	27,224
Senior Vice President, Chief	2003	212,500	325,000	325,000	980,400	—	23,020
Financial Officer and Secretary	2002	198,333	297,500	127,500	337,800	25,000	13,270
Lee K. Boothby	2004	181,250	165,000	335,000	—	—	15,549
Vice President - Mid-Continent	2003	174,167	165,000	165,000	392,160	—	7,023
	2002	168,292	129,500	55,500	101,340	16,500	12,015

(1)	Reflects current cash incentive compensation awards paid in February 2005, 2004 and 2003 based upon performance in 2004, 2003 and 2002, respectively, pursuant to our 1993 incentive compensation plan (2002) and our 2003 incentive compensation plan (2003 and 2004). See “— Compensation & Management Development Committee Report on Executive Compensation — Incentive Compensation Plans.”

(2)	Reflects deferred incentive compensation awards granted in February 2005, 2004 and 2003 based upon performance in 2004, 2003 and 2002, respectively, pursuant to our 1993 incentive compensation plan (2002) and our 2003 incentive compensation plan (2003 and 2004). Deferred awards are paid in four equal annual installments. Under our 1993 plan, a recipient of a deferred award had the option for 30 days following the date of grant to elect to have all or a portion of his award paid in shares of our common stock. See “— Compensation & Management Development Committee Report on Executive Compensation — Incentive Compensation Plans.”

(3)	The restricted stock awards were all made pursuant to our 2000 omnibus stock plan. The dollar value of the awards was determined by multiplying the closing price of our common stock on the NYSE on the date of grant by the number of restricted shares granted to the executive officer. At December 31, 2004, Mr. Trice held 59,500 restricted shares with a value of $3,513,475 (based on the closing price of our common stock on the NYSE on December 31, 2004 of $59.05), Mr. Schaible held 40,000 restricted shares with a value of $2,362,000, Mr. Pew held 34,000 restricted shares with a value of $2,007,700, Mr. Rathert held 39,000 restricted shares with a value of $2,302,950 and Mr. Boothby held 14,300 restricted shares with a value of $844,415. To the extent declared and paid, dividends will be paid on restricted shares. These restricted shares vest on the ninth anniversary of the date of grant. The awards may, however, vest earlier. See “— Restricted Stock Awards” below.

(4)	For 2004, reflects (i) the amount we credited under our deferred compensation plan for highly compensated employees or contributed to our 401(k) plan for the benefit of the named executive officer ($25,667 for Mr. Trice, $19,000 for Mr. Schaible, $17,400 for Mr. Pew, $18,200 for Mr. Rathert and $14,500 for Mr. Boothby), (ii) premiums we paid of $270 with respect to term life insurance for the benefit of each named executive officer and (iii) “above-market” interest (as defined in SEC rules) earned on deferred awards granted under our 2003 incentive compensation plan and on compensation deferred pursuant to our deferred compensation plan for highly compensated employees ($11,820 for Mr. Trice, $2,736 for Mr. Schaible, $1,871 for Mr. Pew, $8,754 for Mr. Rathert and $779 for Mr. Boothby). See “— Compensation & Management Development Committee Report on Executive Compensation — Savings/ Deferred Compensation Plans.”

Stock Options Granted in 2004
      No stock options were granted to the named executive officers in 2004.
Stock Option Exercises and Year-End Values
      The following table contains certain information with respect to the named executive officers concerning stock options exercised during 2004 and the value of unexercised options at December 31, 2004.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-the-Money Options at
	Acquired		December 31, 2004		December 31, 2004(2)
	on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

David A. Trice	30,000	$1,029,007	162,000	38,000	$5,648,370	$927,880
David F. Schaible	30,000	1,424,295	87,000	23,000	3,055,410	569,140
Elliott Pew	50,000	1,790,950	69,000	20,000	2,230,160	493,180
Terry W. Rathert	35,000	1,044,573	67,000	23,000	2,348,210	569,140
Lee K. Boothby	13,600	295,743	8,000	14,900	182,905	369,523

(1)	The value realized upon the exercise of a stock option is equal to the difference between the closing price of our common stock on the NYSE on the date of exercise and the exercise price of the stock option multiplied by the number of shares acquired.

(2)	The value of each unexercised in-the-money stock option is equal to the difference between the closing price of our common stock on the NYSE on December 31, 2004 of $59.05 per share and the exercise price of the stock option.
Restricted Stock Awards
      No restricted stock awards were granted to the named executive officers in 2004.
      Awards granted in 2000, 2001 and 2002 vest 20% per year if certain annual performance targets (beginning with the year of grant) are achieved. The performance targets for these awards were met in all years.
      In February 2003, Mr. Trice was awarded 50,000 restricted shares, Messrs. Schaible, Pew and Rathert were each awarded 30,000 restricted shares and Mr. Boothby was awarded 12,000 restricted shares pursuant to our 2000 omnibus stock plan. The value of these shares on the date of their award is reflected under “Long Term Compensation Awards” in the Summary Compensation Table. The restricted shares vest on the ninth anniversary of the date of grant. However, the restricted shares may vest earlier, in accordance with the following schedule:

		Percentage of Restricted Shares
Measurement Period	TSR Rank	Remaining Unvested That Vest

36 Months Ending January 31, 2006	Top 25%	100%
	Top 33.3%	50%
	Top 50%	33 1/3%
	50% or Below	0%

48 Months Ending January 31, 2007	Top 25%	100%
	Top 33.3%	80%
	Top 50%	50%
	50% or Below	0%

60 Months Ending January 31, 2008	Top 25%	100%
72 Months Ending January 31, 2009	Top 33.3%	100%
90 Months Ending January 31, 2010	Top 50%	50%
102 Months Ending January 31, 2011	50% or Below	0%

      “TSR Rank” means the result (expressed as a percentage) obtained by dividing (a) our rank from one to one plus the number of companies comprising the Qualified Peer Group for the relevant Measurement Period set forth in the schedule above with us and each such other company ranked from best to worst based on each such company’s Total Stockholder Return for such Measurement Period by (b) one greater than the number of companies comprising the Qualified Peer Group for such Measurement Period.
      “Total Stockholder Return” for a particular Measurement Period means the rate of return (expressed as a percentage) achieved with respect to our common stock and the common stock of each company in the Qualified Peer Group for such Measurement Period if (a) $100 were invested in the common stock of each such company at the beginning of such Measurement Period based on the closing price of the applicable common stock on January 31, 2003, (b) all dividends declared with respect to a particular common stock during such Measurement Period were reinvested in such common stock as of the payment date using the closing price on such date and (c) the per share valuation of such common stock at the end of such Measurement Period equaled the closing price on the last trading day occurring on or before the last January 31 of such Measurement Period.
      “Qualified Peer Group” means each Qualified Peer Company; provided that, if there are more than 15 Qualified Peer Companies at the end of the relevant Measurement Period, then only the first 15 Qualified Peer Companies (taken in order from the list of companies in the definition of “Initial Peer Group”) will comprise the Qualified Peer Group for such Measurement Period.
      “Qualified Peer Company” means each company included in the Initial Peer Group that (a) has been listed or traded on a national securities exchange or the Nasdaq National Market (or any successor thereto) throughout the relevant Measurement Period and (b) has not at any time during the relevant Measurement Period had a significant change in its capital structure or ownership as a result of a merger, consolidation, recapitalization, reorganization or similar transaction such that, in the discretion of the Compensation & Management Development Committee of our Board, such company should no longer be considered as one of our peers. Wesport Resources Corporation and Tom Brown Inc. no longer meet the definition of a “Qualified Peer Company.”
      “Initial Peer Group” means the following companies and their successors: Pogo Producing Company, Noble Energy, Inc., The Houston Exploration Company, Stone Energy Corporation, XTO Energy Inc., Westport Resources Corporation, Cabot Oil & Gas Corporation, EOG Resources, Inc., Forest Oil Corporation, Chesapeake Energy Corporation, Swift Energy Company, St. Mary Land & Exploration Company, Pioneer Natural Resources Company, Tom Brown Inc., Kerr-McGee Corporation, Apache Corporation, Burlington Resources Inc., Anadarko Petroleum Corporation, Devon Energy Corporation and Murphy Oil Corporation and any other companies designated by the Compensation & Management Development Committee from time to time.
Equity Compensation Plans
      The table below provides information relating to our equity compensation plans as of December 31, 2004.

	Number of		Number of Securities
	Securities to be		Remaining Available
	Issued upon		for Future Issuance
	Exercise of	Weighted Average	Under Compensation
	Outstanding	Exercise Price of	Plans (Excluding
	Options, Warrants	Outstanding Options,	Securities Reflected
Plan Category	and Rights	Warrants and Rights	in First Column)

Equity compensation plans approved by our stockholders	3,502,290	$37.65	3,534,804
Equity compensation plans not approved by our stockholders	N/A	N/A	N/A

Total	3,502,290	$37.65	3,534,804

All of our equity compensation plans have been approved by our stockholders.

Change of Control Severance Arrangements and Employment Agreement
      Change of Control Severance Agreements. In February 2005, we entered into change of control severance agreements with eight of our executive officers: David A. Trice, David F. Schaible, Elliott Pew, Terry W. Rathert, William D. Schneider, George T. Dunn, Gary D. Packer and Lee K. Boothby. The agreements have an initial term of two or three years, with automatic daily extensions unless our Board takes action to cease the automatic extensions.
      The agreements generally provide for a severance protection period that begins on the date of a change of control and ends on the second or third anniversary of that date (certain circumstances may cause an extension of the period). During the protected period, if the executive’s employment is terminated by us without cause or by the executive for good reason, the agreement provides for the following severance benefits: (a) a lump sum cash payment equal to two or three times the sum of (1) the greater of the executive’s base salary prior to the change of control or at any time thereafter and (2) one-half of the greater of the executive’s bonus compensation for the two years ending prior to the change of control or for the two years ending prior to the executive’s termination of employment; (b) full vesting of any restricted stock awards (which is already provided for in our existing stock plans) and stock options; (c) health coverage at active executive rates for two or three years (health benefits are to be offset by any health benefits the executive receives from subsequent employment and a cash payment may be made by us in lieu of providing coverage if the executive is not eligible for the coverage or if the health benefits provided would be taxable to the executive); and (d) outplacement services.
      If the payment of benefits under the agreement or otherwise results in the executive being subject to parachute payment excise taxes, the agreement provides that we will make an additional payment to the executive in an amount such that after the payment of all income and excise taxes, the executive will be in the same net after-tax position as if no parachute payment excise taxes had been imposed. Receipt of benefits under the agreement is subject to the executive’s execution of a comprehensive release agreement. In the event of a dispute, the agreement provides for binding arbitration at our expense (unless the arbitrator provides otherwise with respect to the executive’s expenses).
      The agreements with Messrs. Trice, Schaible, Pew and Rathert provide for a three year initial term, a three year severance protection period, a three times multiplier for determining the cash severance payment and three years of health coverage, while the agreements with Messrs. Schneider, Dunn, Packer and Boothby provide for a two year initial term, a two year severance protection period, a two times multiplier for determining the cash severance payment and two years of health coverage.
      Change of Control Severance Plan. In February 2005, we adopted a change of control severance plan. The plan provides severance protection to covered employees in the event of qualifying terminations of employment in connection with a change of control. The plan generally covers employees who, immediately prior to a change of control, are scheduled to work 30 or more hours per week. Each of our executive officers who is not a party to a change of control severance agreement is covered by the plan.
      The plan generally provides for a severance protection period that begins on the date of a change of control and ends on the second anniversary of that date (certain circumstances may cause an extension of the period). During the protected period, if a covered employee’s employment is terminated by us without cause or by the employee for good reason, the plan provides for the following severance benefits: (a) a lump sum cash payment equal to (1) for certain designated employees (generally managers and technical professionals, which would include the executive officers covered by the plan), the employee’s “weekly pay” multiplied by four times his or her years of service and (2) for all other covered employees, the employee’s “weekly pay” multiplied by three times his or her years of service, with a minimum payment of two times “weekly pay” and a maximum payment of 104 times “weekly pay” in all cases; and (b) full vesting of any restricted stock awards (which is already provided for in our existing stock plans) and stock options. “Weekly pay” under the plan generally means the sum of the employee’s annual base salary prior to the change of control and one-half of the employee’s bonus compensation for the two years ending prior to the change of control, divided by 52. Years of service under the plan are based on an employee’s period of employment with us and our affiliates since his or her most recent date of hire, with certain designated employees (generally managers and technical professionals, which would include the executive officers covered by the plan) eligible to receive up to an additional ten years of service credit for prior industry experience and all other employees eligible to receive up to an additional five years of such service credit.
      If the payment of benefits under the plan or otherwise results in an employee being subject to parachute payment excise taxes, plan benefits will be reduced so that the employee will not be subject to such excise taxes, but only if the reduction will result in a better net after-tax position for the employee than if the plan benefits had been paid in full. Severance payments under the plan are subject to a limitation under the Employee Retirement Income Security Act of 1974 that limits severance pay to two times an employee’s “annual compensation” (as defined under Department of Labor regulations). Receipt of benefits under the plan is subject to the employee’s execution of a comprehensive release agreement. The plan may be amended or terminated at any time prior to a change of control. After a change of control, the plan may not be terminated during the severance protection period or amended to adversely affect potential benefits under the plan.
      Employment Agreement. Contemporaneously with Joe B. Foster’s retirement as our chief executive officer on January 31, 2000, Mr. Foster entered into an employment agreement with us providing for Mr. Foster to be a non-officer employee of our company. The employment term under the agreement expired on February 15, 2003. Pursuant to the agreement, Mr. Foster was entitled to an annual base salary of $225,000 and was eligible to participate in all of our employee benefit plans that were available to similarly situated employees. Mr. Foster also was entitled to severance through January 30, 2005 at a rate of $200,000 per year.
Compensation Committee Interlocks and Insider Participation
      Messrs. Duncan, Hendrix, Kemp and Shultz served during all of 2004 on the Compensation & Management Development Committee of our Board of Directors. There were no “interlocks” among any of the members of the Compensation & Management Development Committee and any of our executive officers.
      David A. Trice, our Chairman, President and Chief Executive Officer, is a minority owner of Huffco International L.L.C. In May 1997, prior to Mr. Trice rejoining us as an executive officer, we acquired from Huffco an entity now known as Newfield China, LDC, the owner of a 35% interest (subject to a 51% reversionary interest held by the Chinese government) in a production sharing contract area, referred to as “Block 05/36,” in Bohai Bay, offshore China. Huffco retained preferred shares of Newfield China that provide for an aggregate dividend equal to 10% of the excess of proceeds received by Newfield China from the sale of oil, gas and other minerals over all costs incurred with respect to exploration and production in Block 05/36, plus the cash purchase price we paid Huffco for Newfield China ($6.2 million). At December 31, 2004, Newfield China had approximately $44.7 million in unrecovered costs and no revenue and, as a result, no dividends have been paid to date on its preferred shares.
Interests of Management and Others in Certain Transactions
      David A. Trice, our President and Chief Executive Officer, is a minority owner of Huffco. See “— Compensation Committee Interlocks and Insider Participation” above.
      Philip J. Burguieres, a director of our Company, also is a director of JPMorgan Chase-Houston. Affiliates of JPMorgan Chase-Houston are the agent and a lender under our revolving credit facility. We also are parties to commodity and interest rate hedge agreements with affiliates of JPMorgan Chase-Houston.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received by us and representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that all such filing requirements were complied with during the year ended December 31, 2004 except as follows:
      In February 2004, David A. Trice, David F. Schaible, Terry W. Rathert, Elliott Pew and William D. Schneider each satisfied tax withholding obligations upon the vesting of restricted stock by surrendering to us a number of shares of our common stock having a value on the date of vesting equal to the tax withholding obligation. Messrs. Trice, Schaible and Rathert should have reported withholding on February 7, 9 and 10, 2004 of an aggregate of 1,321 shares, 1,189 shares and 1,057 shares, respectively, by no later than the second business day following the day each transaction occurred. Mr. Pew should have reported withholding on February 9, 2004 of 396 shares by no later than February 11, 2004. Mr. Schneider should have reported withholding on February 9 and 10, 2004 of an aggregate of 528 shares by no later than the second business day following the day each transaction occurred. All of these transactions were reported late in filings made on February 18, 2004.
      Mr. Pew also should have reported the acquisition of 12,700 shares of our common stock upon the exercise of stock options and the simultaneous sale of the shares on December 29, 2004 by no later than December 31, 2004. The transactions were reported late on January 24, 2005.
      Mr. Rathert also should have reported charitable gifts of 1,000 shares on each of December 9 and December 12, 2003 by no later than February 16, 2004. The gifts were reported late on February 19, 2004.
      In May 2004, Joe B. Foster received a distribution of 500 shares of our common stock from Warburg Pincus Equity Partners. Mr. Foster should have reported his receipt of these shares by no later than May 11, 2004. The transaction was reported late on February 11, 2005.
      Each of J. Michael Lacey, Joseph H. Netherland and J. Terry Strange received a grant of 498 restricted shares on November 4, 2004, the date of their appointment to our Board, pursuant to our non-employee director restricted stock plan. The grants should have been reported by no later than November 8, 2004 but were reported late on January 25, 2005.

Compensation & Management Development Committee Report on Executive Compensation
      The Compensation & Management Development Committee oversees the administration of compensation programs applicable to all employees of Newfield, including its executive officers. Executive compensation is reviewed at least annually by the Committee.
      The Committee seeks to encourage growth in long-term stockholder value through the creation and maintenance of compensation opportunities that attract and retain committed, highly qualified personnel. To achieve those goals, the Committee believes that the compensation of all employees, including executive officers, should include the following components:

•	a base salary that is competitive with (but not necessarily comparable to) compensation offered by other similar oil and gas exploration and production enterprises;

•	annual incentive compensation that is conditioned on profitability and is based on company and individual performance; and

•	equity-based incentives to better align the interests of employees with those of Newfield’s stockholders.
      The base salaries of senior executives generally are below those for comparable positions in other similarly situated oil and gas companies and a substantial portion of the compensation of such executive officers (and employees in general) is provided through Newfield’s incentive compensation plan and grants of restricted stock and stock options. Newfield provides its domestic employees with the opportunity to purchase common stock at a discount of 15% or more through its employee stock purchase plan. Newfield also encourages its employees to save for retirement through its 401(k) plan and its deferred compensation plan for highly compensated employees.
      With a few exceptions, executive compensation determinations are made in February of each year. At that time, current and deferred awards under Newfield’s incentive compensation plans that relate to the prior year are approved. Any changes in base salaries also are usually approved at such time. In addition, grants (other than in connection with initial employment) of restricted shares and stock options usually are made then. Because this report addresses 2004 compensation, it necessarily must discuss some of the compensation determinations made in February 2004 (primarily increases in base salary) and some of the determinations made in February 2005 (the grant of current and deferred awards under Newfield’s 2003 incentive compensation plan).
      Incentive Compensation Plans. Newfield’s 1993 incentive compensation plan provided for the creation each calendar year of an award pool that, in general, was equal to the revenues that would be attributable to a 1% overriding royalty interest on acquired producing properties and a 2% overriding royalty interest on exploration properties, bearing on both the interest of Newfield and certain investors that participated in Newfield’s activities in such properties and proportionately reduced to the interest of Newfield and such investors. If, for a particular year, the portion of the pool that related to Newfield’s interests was in excess of 5% of Newfield’s adjusted net income (as defined in the plan) for that year, such excess could not be awarded to employees. Awards could consist of both a current and deferred amount. Eligible employees could elect for all or a portion of deferred awards to be paid in common stock instead of cash. In such case, the number of shares of common stock to be awarded was determined by using the fair market value of the common stock on the date of the award. Deferred Awards are paid in four annual installments, each installment consisting of 25% of the deferred award, plus interest on awards paid in cash.
      Effective January 1, 2003, Newfield’s Board of Directors terminated the 1993 incentive compensation plan and adopted the 2003 incentive compensation plan. The 2003 plan is very similar to the old plan. Under the new plan, the incentive pool is generally equal to 5% of Newfield’s adjusted net income (as defined in the plan) plus the revenues attributable to an overriding royalty interest (or, with the approval of the Committee, other similar promotional interests) bearing on the interest of certain third party participants. The new plan eliminates the option to elect to have all or a portion of a deferred award paid in common stock instead of cash. The primary reason for terminating the old plan and adopting the new plan was to eliminate the administrative burden of accounting for the phantom overriding royalty interest bearing on Newfield’s interests and the administrative burden associated with the election to receive stock in lieu of cash with respect to deferred awards.
      Traditionally, a significant portion of the grants under this plan are in the form of deferred awards (58% in the aggregate and 67% for senior executives for the 2004 plan year and 45% in the aggregate and 50% for senior executives for the 2003 plan year). This provides a significant retention tool because, with limited exceptions, employees are entitled to deferred awards only if they remain employed by Newfield through the date of payment of the awards.
      Omnibus Stock Plans. The Committee may provide equity-based compensation and incentives to employees through the award of stock options and restricted shares pursuant to Newfield’s omnibus stock plans. Almost all new employees are granted stock options (the number of options depends on the level of responsibility of the employee) when they join Newfield. Beginning in 2003, the Committee has elected to provide Newfield’s executive officers with the opportunity for stock-based compensation through the award of restricted shares with performance-based vesting in lieu of a combination of stock options and restricted shares that vest solely or primarily upon the passage of time. The Committee continued primarily to use stock options as incentives for employees who are not executive officers.
      Savings/ Deferred Compensation Plans. Newfield’s 401(k) plan and deferred compensation plan for highly compensated employees allow an eligible employee to defer a portion of his or her salary or bonus on an annual basis. Newfield matches 100% of an employee’s deferral up to 8% of the employee’s salary, subject to limitations imposed by the relevant plan. Newfield’s contribution with respect to any particular employee under the deferred compensation plan for highly compensated employees is reduced to the extent that Newfield made contributions to its 401(k) plan on behalf of that employee.
      Tax Deductibility Considerations. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for compensation paid to its chief executive officer or any of its four other most highly compensated executive officers to the extent that the compensation of any of such officers exceeds $1 million in any calendar year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met.
      The Committee considers its primary goal to be the design of compensation strategies that further the best interests of Newfield and its stockholders. To the extent not inconsistent with that goal, the Committee attempts where practical to use compensation policies and programs that preserve the deductibility of compensation expense. Stock options granted under Newfield’s stock plans are designed to qualify as performance-based compensation. However, the restricted stock awarded in 2002 and 2003 and all of the grants under Newfield’s 1993 and 2003 incentive compensation plans do not qualify as performance-based compensation for purposes of Section 162(m).
      Executive Compensation. Specific actions taken by the Committee regarding executive compensation are summarized below.
      Base Salary. The Committee evaluated peer group information in setting base salary levels. Annual salary adjustments for Newfield’s executive group are based on general levels of market salary increases, cost of living adjustments, individual performance and Newfield’s overall financial and operating results, without any specific relative weight assigned to any of these factors.
      Incentive Compensation Awards. Awards granted under the 2003 incentive compensation plan to the named executive officers in February 2005 for the 2004 performance period are presented under “Bonus” in the Summary Compensation Table. The allocation of the available pool among employees was based upon an employee’s position and level of responsibility and his or her impact on 2004 results (weighted approximately 40%), overall value to Newfield (e.g., leadership, consistency over a number of years) (weighted approximately 35%) and quality of performance (weighted approximately 25%). The Committee established awards for each of the executive officers after hearing the recommendations of Newfield’s chief executive officer. Based on the recommendation of Newfield’s chief executive officer, 67% of the grants to the named executive officers were in the form of deferred awards.
      Stock Plans. No stock options or restricted shares were awarded to the named executive officers in 2004. For further information regarding stock-based awards, please see the discussion in this report under the caption “— Omnibus Stock Plans” and the discussion above under the caption “— Restricted Stock Awards.”
      Chief Executive Officer Compensation. Newfield’s compensation philosophy for its chief executive officer is to provide a base salary that is on the low end of the range paid by Newfield’s peer group, annual incentive compensation conditioned on profitability and based upon corporate and individual performance and equity-based incentives such as restricted stock. Specific actions taken by the Committee regarding Mr. Trice’s compensation for the 2004 performance year are summarized below.
      Base Salary. Mr. Trice’s annual base salary was increased from $300,000 to $325,000 in February 2004 primarily as a cost of living adjustment.
      Incentive Compensation Plan. In February 2005, Mr. Trice received a $594,000 current award and a $1,206,000 deferred award for the 2004 performance period pursuant to the 2003 incentive compensation plan. These awards were based on Mr. Trice’s level of responsibility, his relative contribution to Newfield’s performance in 2004, the quality of his performance and his value to Newfield.
      Stock Plans. No stock options or restricted shares were awarded to Mr. Trice in 2004. For further information regarding stock-based awards, please see the discussion in this report under the caption “— Omnibus Stock Plans” and the discussion above under the caption “— Restricted Stock Awards.”
      This report is submitted on behalf of the Compensation & Management Development Committee.

C. E. (Chuck) Shultz, Chairman
Charles W. Duncan, Jr.
Dennis R. Hendrix
John Randolph Kemp III
J. Michael Lacey
Joseph H. Netherland

Stockholder Return Performance Presentation
      As required by applicable rules of the SEC, the performance graph shown below was prepared based upon the following assumptions:

•	$100 was invested in our common stock, the S&P 500 and our “peer group” on December 31, 1999 at the closing price on such date;

•	investment in our peer group was weighted based on the stock market capitalization of each individual company within the peer group at the beginning of the period; and

•	dividends were reinvested on the relevant payment dates.
      Our peer group is composed of Anadarko Petroleum Corporation, Apache Corporation, Cabot Oil & Gas Corporation, Chesapeake Energy Corporation, EOG Resources, Inc., Forest Oil Corporation, Murphy Oil Corporation, Noble Energy, Inc., Pioneer Natural Resources Company, Pogo Producing Company, St. Mary Land & Exploration Company, Stone Energy Corporation, Swift Energy Company, The Houston Exploration Company, and XTO Energy Inc.

Total Return Analysis	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Newfield Exploration	$100.00	$177.34	$132.75	$134.77	$166.50	$220.75
Peer Group	$100.00	$240.35	$185.76	$206.54	$283.44	$386.59
S&P 500 Index	$100.00	$90.90	$80.09	$62.39	$80.29	$89.02

Audit Committee Report
      The Audit Committee currently consists of the three directors whose names appear below. Each member of the Committee is “independent” as defined in Sections 303.01(B)(2)(a) and 303.01(B)(3) of the NYSE’s listing standards. The primary purpose of the Committee is to assist the Board of Directors in monitoring:

•	the integrity of Newfield’s financial statements and reporting processes and systems of internal controls;

•	the qualifications and independence of Newfield’s independent accountants; and

•	the performance of Newfield’s internal audit function and independent accountants; and

•	compliance with legal and regulatory requirements.
The Committee performs the specific functions set forth in its charter, which is attached as Appendix A to Newfield’s proxy statement for its 2004 annual meeting of stockholders.
      The Committee held eight meetings in person or by conference telephone during 2004. The meetings were designed to facilitate and encourage communication between the Audit Committee and Newfield’s internal auditors and independent accountants.
      The Committee has reviewed and discussed with Newfield’s management and PricewaterhouseCoopers LLP, Newfield’s independent accountants, the audited financial statements of Newfield included in its Annual Report on Form  10-K for the year ended December 31, 2004.
      The Committee also has discussed with Newfield’s independent accountant the matters required to be discussed pursuant to SAS 61, 89 and 90, “Codification of Statements on Auditing Standards, Communication with Audit Committees.” The Committee has received and reviewed written disclosures and the letter from PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with PricewaterhouseCoopers LLP such independent accountants’ independence. The Committee also has considered whether the provision of non-audit services to Newfield by PricewaterhouseCoopers LLP is compatible with maintaining their independence.
      Based on the review and discussion referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in Newfield’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC.
      This report is submitted on behalf of the Audit Committee.

Thomas G. Ricks, Chairman
Claire S. Farley
J. Terry Strange

Principal Accountant Fees and Services
      Aggregate fees for professional services rendered to us by PricewaterhouseCoopers LLP for the years ended December 31, 2004 and 2003 were:

Category of Service	2003	2004

Audit Fees	$729,600	$1,631,725
Audit Related Fees	106,053	2,000
Tax Fees	268,593	54,230
All Other Fees	—	—

Total	$1,104,246	$1,687,955

      The audit fees for both years were for professional services rendered in connection with the audit of our 2003 and 2004 consolidated financial statements, including the statutory audit fee in the U.K. and issuance of comfort letters, consents and assistance with review of various documents filed with the SEC.
      Audit related fees for 2004 were for licensing fees for access to a technical literature database. Audit related fees for 2003 were for internal control reviews, consultations concerning financial accounting and reporting standards and Australian audit related services.
      Tax fees for both years were for services related to tax compliance, including the preparation of tax returns and tax planning advice, a Section 280G review (2003 only), a transaction cost analysis, international tax structuring and other tax services.
      PricewaterhouseCoopers did not provide us any financial information systems design or implementation services during 2004 or 2003.
      The Audit Committee reviews and pre-approves audit and non-audit services performed by our independent public accountant as well as the fees charged for such services. The Audit Committee may delegate pre-approval authority for such services to one or more members, whose decisions are then presented to the full Audit Committee at its next scheduled meeting. In its review of all non-audit service fees, the Audit Committee considers, among other things, the possible effect of such services on the auditor’s independence.

ITEM 2.
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
      The Audit Committee of our Board of Directors appointed PricewaterhouseCoopers LLP, independent public accountants, to audit our consolidated financial statements for the year ending December 31, 2005. We are advised that no member of PricewaterhouseCoopers has any direct or material indirect financial interest in our company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee.
      If the appointment is not ratified, the Audit Committee of our Board will consider the appointment of other independent accountants. A representative of PricewaterhouseCoopers is expected to be present at the annual meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.
OTHER BUSINESS
      Our Board of Directors does not know of any other matters that are to be presented for action at the meeting. If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.
STOCKHOLDER PROPOSALS
      Any stockholder who desires to submit a proposal for inclusion in the proxy material for presentation at our 2006 Annual Meeting of Stockholders must forward the proposal to our Secretary, at the address indicated on the cover page of this proxy statement, so that our Secretary receives it no later than November 24, 2005. Any notice of a proposal to be considered at our 2006 Annual Meeting of Stockholders also should be submitted to our Secretary. Any such notice will be considered untimely if not received by our Secretary on or before February 8, 2006.

By order of the Board of Directors,

Terry W. Rathert
Secretary
March 24, 2005

ANNUAL MEETING OF STOCKHOLDERS OF

NEWFIELD EXPLORATION COMPANY

May 5, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ITEMS:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Item 1.	The Board of Directors has nominated the persons listed below to serve as directors until 2006.

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	David A. Trice David F. Schaible
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	Howard H. Newman Thomas G. Ricks
		¡	Dennis R. Hendrix
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡	C. E. (Chuck) Shultz Philip J. Burguieres
		¡	John Randolph Kemp III
		¡	J. Michael Lacey
		¡	Joseph H. Netherland
		¡	J. Terry Strange
		¡	Pamela J. Gardner
		¡	Juanita F. Romans

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee with respect to whom you wish to withhold your vote as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

	FOR	AGAINST	ABSTAIN
Item 2. Ratification of Appointment of Independent Accountants.	☐	☐	☐

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.

I plan to attend the meeting. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

NEWFIELD EXPLORATION COMPANY

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
May 5, 2005

This Proxy is Solicited on Behalf of the Board of Directors of Newfield Exploration Company

     The undersigned hereby appoints David A. Trice, Terry W. Rathert and C. William Austin, and each of them, proxies for the undersigned with full power of substitution, to vote all shares of Newfield Exploration Company Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Newfield Exploration Company to be held in Houston, Texas, on Thursday, May 5, 2005 at 11:00 A.M., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

     Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

(Continued and to be signed on the reverse side)

COMMENTS:

14475

ANNUAL MEETING OF STOCKHOLDERS OF

NEWFIELD EXPLORATION COMPANY

May 5, 2005

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible. If the envelope is missing, please address your completed proxy card to Newfield Exploration Company, c/o American Stock Transfer & Trust Company, 59 Maiden Lane, New York, N.Y. 10273-0923.

- OR -
TELEPHONE — Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up UNTIL 11:59 PM Eastern Daylight Time the day before the meeting date.

â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ITEMS:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Item 1.	The Board of Directors has nominated the persons listed below to serve as directors until 2006.

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	David A. Trice David F. Schaible
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	Howard H. Newman Thomas G. Ricks
		¡	Dennis R. Hendrix
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡	C. E. (Chuck) Shultz Philip J. Burguieres
		¡	John Randolph Kemp III
		¡	J. Michael Lacey
		¡	Joseph H. Netherland
		¡	J. Terry Strange
		¡	Pamela J. Gardner
		¡	Juanita F. Romans

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee with respect to whom you wish to withhold your vote as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

	FOR	AGAINST	ABSTAIN
Item 2. Ratification of Appointment of Independent Accountants.	☐	☐	☐

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.

I plan to attend the meeting. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.